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                                                            EXHIBIT 5.1

                                 August 5, 1994



Longs Drug Stores Corporation
141 North Civic Drive
Walnut Creek, CA   94596

Gentlemen:

     You have requested our opinion as counsel for Longs Drug Stores Corporation, a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and the issuance by the Company of up to 700,000 shares of Common Stock under the Longs Drug Stores Corporation 1995 Long-Term Incentive Plan ("Plan").

     We have examined the Company's Registration Statement on Form S-8 in the form filed with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement"). We further have examined the Certificate of Incorporation of the Company, the Bylaws, the Plan and such other documents as we deemed pertinent as a basis for the opinion hereinafter expressed. We have assumed that all shares issued under the Plan will be issued in accordance with the terms thereof.

     Based on the foregoing examination, we are of the opinion that the shares of Common Stock of the Company issued pursuant to the Plan will, upon issuance and sale in the manner described therein, be legally and validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                 Very truly yours,

                                 HOWARD, RICE, NEMEROVSKI,
                                 CANADY, ROBERTSON,FALK & RABKIN
                                 A PROFESSIONAL CORPORATION




                                  By  /s/   Daniel J. Winnike
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